CONSENT OF JORDAN, PATKE & ASSOCIATES, LTD.

We hereby consent to the reference in this registration statement of our report dated August 7, 2007 on the financial statements of Atlas Futures Fund, Limited Partnership as of December 31, 2006, and the related statements of operations, changes in net assets and cash flows for the year ended December 31, 2006, and to the use of our name appearing herein and elsewhere in the registration statement and are included in reliance upon our authority as experts in accounting and auditing.

 					Jordan, Patke & Associates, Ltd.


					/s/ Jordan, Patke & Associates, Ltd.


October 30, 2007
Lincolnshire, Illinois